The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF PREFERRED SHARES1
(to Prospectus dated              , 2025)

Shares

XAI Octagon Floating Rate & Alternative Income Trust

% Series         Preferred Shares

Liquidation Preference $     per Share

The Trust. XAI Octagon Floating Rate & Alternative Income Trust (the “Trust”) is a diversified, closed-end management investment company.

Investment Objective. The investment objective of the Trust is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. There can be no assurance that the Trust will achieve its investment objective, and you could lose some or all of your investment.

Investment Strategy. The Trust seeks to achieve its investment objective by investing in a dynamically managed portfolio of opportunities primarily within the private credit markets. Under normal market conditions, the Trust will invest at least 80% of its Managed Assets (as defined in the accompanying Prospectus) in floating rate credit instruments and other structured credit investments.

Portfolio Contents. The Trust’s investments may include (i) structured credit investments, including collateralized loan obligation (“CLO”) debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The Trust currently intends to pursue its investment objective by investing primarily in below investment grade credit instruments, but may invest without limitation in investment grade credit instruments. Below investment grade credit instruments are often referred to as “high yield” securities or “junk bonds.” Below investment grade credit instruments are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and to repay principal. The Trust may invest without limitation in credit instruments that are illiquid.

NYSE Listing. The Trust’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “XFLT.” As of             , the last reported sale price for the Trust’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Trust’s Common Shares was $ per Common Share, representing a [discount/premium] to net asset value of       %.

The Trust’s outstanding 6.50% Series 2026 Term Preferred Shares (the “2026 Preferred Shares”) are[, and the Purchased Shares will be, subject to notice of issuance,] listed on the NYSE under the symbol “XFLTPRA.” As of        , the last reported sale price of the 2026 Preferred Shares on the NYSE was $       per share.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

i

[The Trust has applied to list the        %Series Preferred Shares (“Preferred Shares”) on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE under the symbol “[  ]” within [  ] days of the date of issuance.]

Investing in the Trust’s Preferred Shares involves certain risks. See “Risks” on page [  ] of the accompanying Prospectus and “              ” on page          of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Trust(1)	$	$

(1)	[Offering expenses payable by the Trust will be deducted from the Proceeds, before expenses, to the Trust. Total offering expenses (other than sales load) are estimated to be $ , which will be paid by the Trust.]

The underwriters expect to deliver the Preferred Shares to purchasers on or about .

This Prospectus Supplement is dated .

You should read this Prospectus Supplement and the accompanying Prospectus, which contains important information about the Trust that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated              , 2025, containing additional information about the Trust, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request free copies of the Statement of Additional Information, annual and semi-annual reports to shareholders and other information about the Trust, and make shareholder inquiries, by calling (888) 903-3358 or by writing to XA Investments at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, or you may obtain a copy (and other information regarding the Trust) from the SEC’s website (www.sec.gov). Free copies of the Trust’s Prospectus, Statement of Additional Information, reports and any incorporated information will also be available from the Trust’s website at www.xainvestments.com.

The Trust’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

[As permitted by regulations adopted by the SEC, paper copies of the Trust’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Trust or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Trust’s website (www.xainvestments.com/XFLT), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. If you own these shares through a financial intermediary, such as a broker-dealer or bank, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Trust, you can inform the Trust that you wish to continue receiving paper copies of your shareholder reports by calling (888) 903-3358. Your election to receive reports in paper will apply to all funds held with the fund complex if you invest directly with the Trust or to all funds held in your account if you invest through your financial intermediary.]

This Prospectus Supplement and the accompany Prospectus and the SAI, contain (or will contain) or incorporate (or will incorporate) by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Trust’s plans, strategies, and goals and the Trust’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Trust, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions, and the negative of such terms, are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. By their nature, all forward looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by any forward looking statements. Although the Trust believes that the expectations expressed in these forward looking statements are reasonable, actual results could differ materially from those projected or assumed in these forward looking statements. The Trust’s future financial condition and results of operations, as well as any forward looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “             ” section of this Prospectus Supplement and the “Risks” section of the accompanying Prospectus, which describes certain currently known risk factors that could cause actual results to differ materially from the Trust’s expectations. The Trust urges you to review carefully that section for a more detailed discussion of the risks associated with an investment in the Trust’s securities. All forward looking statements contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are made as of the date of this Prospectus. The Trust does not intend, and undertakes no obligation, to update any forward looking statement. The Trust is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Trust has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Trust is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Trust’s business, financial condition and results of operations may have changed since that date. The Trust will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Page

Prospectus Supplement
PROSPECTUS SUPPLEMENT SUMMARY	CS-
CAPITALIZATION	CS-
USE OF PROCEEDS	CS-
ASSET COVERAGE RATIO	CS-
SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES PREFERRED SHARES	CS-
RECENT DEVELOPMENTS	CS-
TAX MATTERS	CS-
UNDERWRITERS	CS-
LEGAL MATTERS	CS-
ADDITIONAL INFORMATION	CS-
Prospectus
ABOUT THIS PROSPECTUS	ii
WHERE YOU CAN FIND MORE INFORMATION	iii
INCORPORATION BY REFERENCE	iii
THE TRUST	1
SUMMARY OF TRUST EXPENSES	1
FINANCIAL HIGHLIGHTS	1
SENIOR SECURITIES	1
USE OF PROCEEDS	1
MARKET AND NET ASSET VALUE INFORMATION	1
INVESTMENT OBJECTIVE AND POLICIES	1
THE TRUST’S INVESTMENTS	2
USE OF LEVERAGE	2
RISKS	2
MANAGEMENT OF THE TRUST	2
NET ASSET VALUE	2
DISTRIBUTIONS	2
DIVIDEND REINVESTMENT PLAN	2
LIMITED TERM AND ELIGIBLE TENDER OFFER	2
DESCRIPTION OF CAPITAL STRUCTURE	2
DESCRIPTION OF PREFERRED SHARES	5
DESCRIPTION OF SUBSCRIPTION RIGHTS	6
ANTI-TAKEOVER PROVISIONS IN THE TRUST’S GOVERNING DOCUMENTS	7
TAX MATTERS	9
PLAN OF DISTRIBUTION	16
TRANSFER AGENT, CUSTODIAN AND ADMINISTRATOR	18
LEGAL MATTERS	18
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18
FISCAL YEAR END AND REPORTS TO SHAREHOLDERS	18
PRIVACY PRINCIPLES OF THE TRUST	19

v

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Trust’s Series         Preferred Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated       , 2025 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Trust	XAI Octagon Floating Rate & Alternative Income Trust (the “Trust”) is a diversified, closed-end management investment company. The Trust commenced operations on September 27, 2017.

Listing and Symbol

The Trust’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “XFLT.” As of            , the last reported sale price for the Trust’s Common Shares on the NYSE was $       per Common Share, and the net asset value of the Trust’s Common Shares was $         per Common Share, representing a [discount/premium] to net asset value of %.

The Trust’s outstanding 2026 Preferred Shares are[, and the Purchased Shares will be, subject to notice of issuance,] listed on the NYSE under the symbol “XFLTPRA.” As of           , the last reported sale price of the 2026 Preferred Shares on the NYSE was $       per share.

[The Trust has applied to list the       % Series       Preferred Shares on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE under the symbol “[  ]” within [  ] days of the date of issuance.]

The Offering

The Trust is offering an aggregate of        shares of        % Series       Preferred Stock, par value $[0.01] per share (the “Preferred Shares”).

Terms of the Preferred Shares Offered by the Trust

The Preferred Shares will have a liquidation preference of $ per share, plus accumulated and unpaid dividends. The dividend rate [for the initial dividend period] will be       %. [Dividends will be paid when, as and if declared by the Board of Trustees, out of funds legally available therefore. Dividends and distributions on the Preferred Shares will accumulate from the date of their original issue. The payment date for the initial dividend period will be       .]

The Preferred Shares will rank senior to the Trust’s Common Shares in priority of payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the Trust’s affairs; equal in priority with all other future series of preferred stock the Trust may issue as to priority of payment of dividends and as to distributions of assets upon dissolution, liquidation or the winding-up of the Trust’s affairs; and subordinate in right of payment to amounts owed under the Trust’s existing credit agreement, and to the holder of any future senior Indebtedness, which may be issued without the vote or consent of preferred shareholders.

Under the Statement of Preferences governing the Series         Preferred Shares, the Preferred Shares will be subject to mandatory redemption if the Trust fails to satisfy certain asset coverage tests, subject to applicable cure period and other terms and conditions.

[TO COME]

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Trust’s Preferred Shares.
Use of Proceeds

The Trust estimates the net proceeds of the offering to be approximately $ .

The Trust intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within       months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Trust may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Trust currently has no intent to issue Securities primarily for these purposes.

CAPITALIZATION

The following table sets forth the Trust’s capitalization at        :

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Trust’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)	on an as further adjusted basis to reflect the assumed sale of of % Series Preferred Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Trust of $ .

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Indebtedness:
Aggregate Principal Amount of Borrowings	$ [ ]	$ [ ]	$ [ ]
Preferred Shares:
2026 Preferred Shares, par value $0.01 per share; shares issued and outstanding (actual), shares issued and outstanding (as adjusted), shares issued and outstanding (as further adjusted)	[ ]	[ ]	[ ]
6.95% Series 2029 Convertible Term Preferred Shares, par value $0.01 per share, shares issued and outstanding	[ ]	[ ]	[ ]
6.95% Series II 2029 Convertible Term Preferred Shares, par value $0.01 per share, shares issued and outstanding	[ ]	[ ]	[ ]
Series Preferred Shares, par value $[0.01] per share; shares authorized, none issued and outstanding (actual), issued and outstanding (as adjusted), shares issued and outstanding (as further adjusted)	[ ]	[ ]	[ ]
Common Shareholder’s Equity:
Common Shares, par value $0.01 per share; shares issued and outstanding (actual), shares issued and outstanding (as adjusted), shares issued and outstanding (as further adjusted)	[ ]	[ ]	[ ]
Paid-in capital	[ ]	[ ]	[ ]
Total distributable earnings	[ ]	[ ]	[ ]
Net Assets	$ [ ]	$ [ ]	$ [ ]

USE OF PROCEEDS

The Trust estimates that the net proceeds to the Trust from this offering will be approximately $          million, after deducting underwriting discounts and commissions and estimated offering expenses borne by the Trust.

The Trust intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within       months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that all or a portion of the proceeds will be invested in U.S. Government securities or high grade, short-term money market instruments, which have returns substantially lower than those the Trust anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective.

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Trust may issue debt and/or preferred shares with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred shares outstanding. The Trust’s preferred shares [and Indebtedness, in aggregate,] are expected to have an initial asset coverage on the date of issuance of approximately        %.

SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES PREFERRED SHARES

Dividends

[TO COME]

Redemption

[TO COME]

Voting Rights

[TO COME]

Liquidation

In the event of any liquidation, dissolution or winding up of the Trust’s affairs, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to receive out of the assets of the Trust available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the Common Shares, a liquidation distribution equal to the $[ ] per share liquidation preference plus an amount equal to all unpaid dividends and distributions accumulated through the date fixed for such distribution or payment (whether or not earned or declared by the Trust, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

If, upon any liquidation, dissolution or winding up of the Trust’s affairs, whether voluntary or involuntary, the assets of the Trust available for distribution among the holders of all Preferred Shares and any other outstanding shares of preferred stock will be insufficient to permit the payment in full to such holders of Preferred Shares of the $[ ] per share liquidation preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other shares of preferred stock, then the available assets shall be distributed among the holders of such Preferred Shares and such other series of preferred stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the Trust’s affairs whether voluntary or involuntary, unless and until the $[ ] per share liquidation preference on each outstanding Preferred Share plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Preferred Shares, no dividends, distributions or other payments will be made on, and no redemption, repurchase or other acquisition by the Trust will be made by the Trust in respect of, the Common Shares.

Stock Exchange Listing

Application has been made to list the         % Series      Preferred Shares on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE within thirty days of the date of issuance under the symbol “[ ].”

Risks

Risk is inherent in all investing. Before investing in the Preferred Shares, you should consider the risks carefully. See “Risks” in the accompanying Prospectus as well as the risks below.

Market Price Risk. The market price for the Preferred Shares will be influenced by changes in interest rates, the perceived credit quality of the Preferred Shares and other factors, and may be higher or lower than the liquidation preference of the Preferred Shares. There is currently no market for the Preferred Shares of the Trust.

Liquidity Risk. Currently, there is no public market for the Preferred Shares. As noted above, an application has been made to list the Preferred Shares on the NYSE. However, during an initial period which is not expected to exceed thirty days after the date of its issuance, the Preferred Shares will not be listed on any securities exchange. Before the Preferred Shares are listed on the NYSE, the underwriter may, but is not obligated to, make a market in the Preferred Shares. No assurances can be provided that listing on any securities exchange or market making by the underwriter will occur or will result in the market for Preferred Shares being liquid at any time.

Reinvestment Risk. The Trust may at any time redeem shares of Preferred Shares to the extent necessary to meet regulatory asset coverage requirements. For example, if the value of the Trust’s investment portfolio declines, thereby reducing the asset coverage for the Preferred Shares, the Trust may be obligated under the terms of the Preferred Shares to redeem shares of the Preferred Shares. Investors may not be able to reinvest the proceeds of any redemption in an investment providing the same or a better rate than that of the Preferred Shares.

Distribution Risk. The Trust may not meet the asset coverage requirements or earn sufficient income from its investments to make distributions on the Preferred Shares.

Redemption Risk. The Preferred Shares are not a debt obligation of the Trust. The Preferred Shares are junior in respect of distributions and liquidation preference to any indebtedness incurred by the Trust. Although unlikely, precipitous declines in the value of the Trust’s assets could result in the Trust having insufficient assets to redeem all of the Preferred Shares for the full redemption price.

[ADDITIONAL RISKS TO COME]

RECENT DEVELOPMENTS

[TO COME, IF ANY]

[ADDITIONAL RISKS, IF ANY, TO COME]

TAX MATTERS

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Trust in connection with the offering of Preferred Shares. Certain legal matters will be passed on by        ,          ,       , as special counsel to the underwriters in connection with the offering of Preferred Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitutes part of a Registration Statement filed by the Trust with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the Preferred Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

Shares

XAI Octagon Floating Rate & Alternative Income Trust

% Series         Preferred Shares

FORM OF

PROSPECTUS
SUPPLEMENT

S-8